EXCLUSIVE DISTRIBUTOR AGREEMENT

This EXCLUSIVE DISTRIBUTOR AGREEMENT (the "Agreement") is effective as of this 9th day of April 2020 (the ''Effective Date"), by and between Boomer Naturals, a Nevada corporation ("Boomer"), and Pham Yan Trading Co. Ltd, a Vietnamese company, and any other entities controlled by Pham Van Trading Co. Ltd partners, used for Boomer shipments ("Supplier"), and each refer to as the "Party" or collectively the ''Parties".

RECITALS

WHEREAS, Supplier has manufactured and purchases products needed by Boomer ("Inventory") as described hereinafter;

WHEREAS, Supplier desires to supply to Boomer and Boomer desires to purchase from Supplier substantially all of Supplier's lnventory on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the above premises, and in further consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I DEFINITIONS

1.1        Definitions. The terms defined in the preamble, recitals, and body of this Agreement have their assigned meanings.

Article 2 TERMS

2.1       Inventory. The Inventory shall consist of Supplier's products, including but not limited to face coverings, gowns, and gloves, as described in Exhibit l attached to this Agreement.

2.2       Price. The pricing for Inventory is attached hereto as Exhibit l. Boomer shall acknowledge and initial the price for each product that has a fixed price for a minimum of 30 days. Supplier may change such prices no more frequently than once in a one ( I )-month period by giving fifteen (15)-days written notice to Boomer of such price change. Orders placed during the fifteen (15)-day notice period will be shipped at the former prices.

2.3       Payment. Boomer shall pay Supplier for all orders within 60-days of the delivery of Inventory and by a company wire. Boomer shall pay a minimum of a 33% deposit on all orders placed by Boomer with Supplier. If Boomer does not make payment when payment is due, Supplier shall charge Boomer a late fee on any outstanding charge.

2.4       Exclusivity. Boomer shall be the exclusive distributor of Supplier's Inventory in the United States. To maintain exclusivity, Boomer shall order not less than Three Million U.S. Dollars ($3,000,000) worth of Inventory per year.

2.6       Conditions Precedent, Boomer's obligation to purchase Inventory exclusively from Supplier and Supplier's obligation to sell its Inventory exclusively to Boomer is conditioned upon the execution of the Exclusive Manufacturer Agreement between Supplier and "X", a Vietnamese corporation.

2.7        Term. The term of the Agreement shall be three (3)-years. This Agreement shall automatically renew at the end of each term for a further term of three (3)-years unless either Party gives the other written notice of termination at least thirty (30)-days prior to the end of the relevant term.

Article 3- DELIVERY AND INSPECTION

3.1        Delivery. Supplier shall deliver the Inventory to Boomer at Boomer's designated location within forty (40)-days of Boomer's order (the "Delivery Date").

3,2 Risk of Loss. The risk of loss shall stay with Supplier and shall only pass to Boomer when Boomer receives the Inventory.

3.3        Inspection. Upon receipt, Boomer shall have ten ( l 0)-days to inspect the Inventory (the "Inspection Period"). If the Inventory does not conform to the order, is defective, or there is shortage, Boomer shall notify Supplier, in writing, within the Inspection Period. Supplier shall have twenty (20)-days to cure. The non-conforming Inventory shall be returned to Supplier at Supplier's expense. If the Inspection Period passes without Boomer sending any written notification to Supplier, the Inventory shall be deemed accepted.

Article 4 GENERAL PROVISIONS

4.1       Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United State of America, without giving effect to the principles of conflicts of law thereof.

4.2       Non-Circumvention. The Parties agree that their officers, directors, agents, associates and any related parties, will not, directly or indirectly, contract, deal with or otherwise become involved with any entity or any other entities for the purpose of avoiding the payment resulting from commercial sales and/or overrides to the Parties.

4.3       Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions in this Agreement shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed invalid, the parties shall attempt to modify that clause in a manner, which carries out the intent of the parties in executing this Agreement.

4.4       Entirety. This Agreement contains the entire agreement of the Parties and supersedes all prior negotiations and understandings with respect to the subject matter hereof.

4.5       Benefit. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors, and assigns.

4.6       Counterparts, This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

4.7       Headings. The section headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

4.8       Attorneys' Fees. In the event of any litigation or arbitration arising out of or related to this Agreement or the rights or obligations of any party under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party's costs, fees, and expenses incurred in connection with such litigation or arbitration. including court/arbitration costs and reasonable attorneys' fees.

4.9       No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

4.10       Alternative Dispute Resolution. Any controversies or disputes arising out of or relating to this Agreement will be submitted to mediation through a mutually selected mediator in the state of Nevada. If mediation is not successful in resolving the entire dispute, any outstanding issues will be submitted to final and binding arbitration under the American Arbitration rules of the American Arbitration Association. The arbitrator's award will be final, and judgment may be entered upon it by any court having proper jurisdiction within the State of Nevada.

Agreement to Arbitrate:

4.11 Waiver of Jury Trial. The Parties waive any right to trial by jury in matters ansmg out of this Agreement. THE PARTIES SPECIFICALLY ACKNOWLEDGE THE AFORESAID WAIVER OF RIGHT TO JURY TRIAL

BOOMER NATURALS, INC. By: ___/s/ Dan Capri_______ Dan Capri, President	PHAM VAN TRADING CO. LTD By: ___/s/ Nguyen Do Vu Phong___ Nguyen Do Vu Phong, Director

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

BOOMER NATURALS, INC. By: ___/s/ Dan Capri_______ Dan Capri, President	Date: April 10, 2020_____

PHAM VAN TRADING CO. LTD By: ___/s/ Nguyen Do Vu Phong___ Nguyen Do Vu Phong, Director	Date: April 10, 2020_____